Exhibit 99

CACI Reports Record Results for Its Fiscal 2011 Third Quarter and Raises Guidance

Diluted earnings per share increased 33.5 percent to a record $1.16

Revenue increased 16.5 percent to a record $913.4 million

Organic revenue increased 14.3 percent

ARLINGTON, Va.--(BUSINESS WIRE)--May 4, 2011--CACI International Inc (NYSE: CACI), a leading professional services and information technology solutions provider to the federal government, announced results today for its third fiscal quarter ended March 31, 2011.

Third Quarter Results

(in millions except per share data)	Q3, FY11	Q3, FY10	% Change
Revenue	$913.4	$784.2	16.5%
Operating income	$61.8	$47.3	30.6%
Net income	$36.4	$26.7	36.4%
Diluted earnings per share	$1.16	$0.87	33.5%

We are pleased to report record third quarter Fiscal Year 2011 (FY11) revenue of $913.4 million, an increase of 16.5 percent from the third quarter of Fiscal Year 2010 (FY10). The revenue increase was driven primarily by organic growth of 14.3 percent, reflecting continued growth in our C4ISR Solutions and Services and Business System Solutions core competencies. Operating income grew 30.6 percent over the prior year period to a record $61.8 million, driven by strong growth in direct labor and continued cost control. In addition, we benefitted from a $2.6 million decrease to our earn-out related liability for acquisitions made in FY10 and a lower than expected tax rate. Net income for the third quarter of FY11 was a record $36.4 million, or $1.16 diluted earnings per share, an increase of 36.4 percent over net income of $26.7 million, or $0.87 diluted earnings per share, for the same period in FY10. Net cash provided by operations in the quarter was $77.6 million.

CEO Commentary and Outlook

Commenting on the company’s results, Paul Cofoni, CACI’s President and CEO, said, “We delivered a very strong quarter, exceeding our goal of mid- to high-single-digit organic revenue growth and producing outstanding earnings growth. Our robust pipeline, high win rate, operational excellence, and margin improvement initiatives yielded our exceptional financial results. We completed our June 2010 share repurchase program. In addition, as part of our balanced capital allocation strategy, CACI’s Board of Directors recently approved a new $175 million share repurchase program.

“CACI operates in a large addressable market that continues to provide ample opportunities, even in a period of spending constraints, as evidenced by our revenue growth. We are well positioned in the areas of defense, intelligence, homeland security and the transformation and modernization of government. With the federal budget in place for the remainder of the government’s fiscal year 2011, we expect funding activity to increase over the next two quarters. The expansion of our cyber security practice is producing results as demonstrated by a recent cyber-related award under the S3 contract. Given the strength of our pipeline and our focus on national security priorities in well-funded areas, we are confident in our ability to deliver another year of record results in FY11 and to further increase shareholder value in the years to come.”

Additional Financial Metrics

(in millions except per share data)	Q3, FY11	Q3, FY10	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$76.7	$61.5	24.8%
Diluted adjusted earnings per share, a non-GAAP measure	$1.61	$1.32	21.8%
Days sales outstanding	54	59

Third Quarter Contract Funding Orders and Awards

  Contract funding orders in the third quarter were $749 million. Contract funding orders for the first nine months of FY11 were $2.7 billion, a 7.7 percent increase over the first nine months of FY10.
  Funded backlog at March 31st was $1.9 billion, a 3.6 percent increase over the third quarter of FY10. Total backlog at March 31st was $6.9 billion.
  During the third quarter, we won contract awards with an estimated value of $274 million. Over 60 percent of these awards were for new business. Contract awards for the first nine months of FY11 were $2.1 billion, a 22.2 percent increase over the first nine months of FY10. This FY11 nine-month figure excludes the $450 million Department of Homeland Security TASC award announced in our second fiscal quarter, as a protest of this award was sustained in March 2011. Third quarter awards included:
    A prime position on the U.S. Army Forces Command (FORSCOM) $2.5 billion, five-year indefinite delivery, indefinite quantity (IDIQ) Operations, Planning, Training and Resource Support Services II (OPTARSS II) contract. We will leverage our deep functional understanding of FORSCOM and its mission and continue to provide mobilization and deployment planning support for Army activities worldwide. We included $50 million in estimated value to our awards, above, attributable to our business under the original OPTARSS contract.
    A $41 million, three-year contract under the U.S. Army IDIQ Strategic Services Sourcing (S3) contract to support information assurance and cryptographic programs for the Army’s Communications-Electronics Research, Development and Engineering Center. Our services and solutions will help the Army safeguard networks from security vulnerabilities and provide innovative mobile applications for battlefield communications. Awards during the quarter on the S3 contract vehicle with the U.S. Army totaled $50 million. The work on these awards supports the warfighter through our C4ISR Solutions and Services.
  Not included in the above estimated value of awards are:
    A prime position on the Federal Bureau of Investigation (FBI) $30 billion, eight-year IDIQ Information Technology Supplies and Support Services contract. This is the largest contract ever awarded by the FBI, and we will compete for task orders to provide IT services in areas such as cybersecurity, biometrics, secure communications, counterterrorism analytics, and systems operations and maintenance.
    A prime position on the Department of Justice (DOJ) $1.1 billion, six and one-half year IDIQ Information Technology Support Services 4 contract. We will provide services that will help DOJ fulfill its mission-critical objectives through improved cybersecurity, infrastructure, transparency, and innovation.

Other Significant Highlights

  Dan Allen was appointed as CACI’s Chief Operating Officer for U.S. Operations. In this position, Mr. Allen will provide leadership to our business groups, and continue to enhance the operational excellence that supports our growth. Mr. Allen comes to CACI from Northrop Grumman, where he served as Sector Vice President and General Manager of the company's Intelligence Systems Division, the primary division in Northrop Grumman's Information Systems Sector focusing on intelligence and cyber solutions and services.
  During the fiscal third quarter, we repurchased 445,340 shares, at an average price of $58.68 per share, for a total cost of $26.1 million. As of April 25, 2011, we completed our June 2010 $50 million share repurchase program, repurchasing a total of 966,116 shares at an average price of $51.74 per share. This program increased value to our shareholders and offset dilution. Subsequent to the end of the third fiscal quarter, CACI’s Board of Directors approved a new $175 million share repurchase program.
  In March, we partnered with the U.S. Naval Institute and the Center for Security Policy to co-sponsor Countering Cyber Challenges to the Industrial Base, a symposium focused on issues the nation must address to protect its industrial base from cyber and insider threats. Keynote speakers included former Ambassador John R. Bolton, former Virginia Governor James S. Gilmore, III, and former Homeland Security Advisor Frances Townsend. Panelists included Congressman Darrell Issa, Chair of the House Committee on Oversight and Government Reform.

Third Quarter Recognition

  CACI’s Recruiting and Workforce Planning team was recognized with the top Electronic Recruiting Exchange (ERE) Recruiting Excellence Award for being the “Recruiting Department/Function of the Year.” The ERE is the world's largest online community and forum for recruiting professionals, and its annual awards are considered to be some of the most prestigious in the industry.
  CACI and TeraThink Corporation were selected by the Department of Homeland Security (DHS) to receive the 2011 DHS Mentor-Protégé Team of the Year Award under the DHS Mentor-Protégé Program. The program honors mentor-protégé teams that have made an outstanding contribution to the mission of DHS. As mentor, CACI was honored jointly with its protégé, TeraThink, an American Indian-owned small business.

Nine Month Results

(in millions except per share data)	9 Months, FY11	9 Months, FY10	% Change
Revenue	$2,614.6	$2,300.4	13.7%
Operating income	$173.3	$140.8	23.1%
Net income	$98.3	$76.6	28.3%
Diluted earnings per share	$3.16	$2.51	26.1%

Revenue in all of our core competencies grew in the first nine months of FY11, led by increases in C4ISR Solutions and Services and Integrated Security and Intelligence Solutions. Operating income increased 23.1 percent in the first nine months of FY11, primarily as a result of solid growth in direct labor and ongoing cost control. Revenue, operating income and net income all reached record levels in the first nine months of FY11. Net cash provided by operations for the first nine months was $146.8 million.

Additional Financial Metrics

(in millions except per share data)	9 Months, FY11	9 Months, FY10	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$215.7	$179.4	20.3%
Diluted adjusted earnings per share, a non-GAAP measure	$4.44	$3.83	16.1%

CACI Increases its FY11 Guidance

We are increasing our FY11 guidance as a result of our strong third quarter performance. The table below summarizes the new guidance ranges for FY11:

(in millions except per share data)	Current FY11 Guidance	Previous FY11 Guidance
Revenue	$3,500 - $3,630	$3,500 - $3,630
Net income	$130 - $135	$127 - $132
Diluted earnings per share	$4.15 - $4.30	$4.05 - $4.20
Diluted weighted average shares	31.3	31.3

This guidance represents our views as of May 4, 2011. Investors are reminded that actual results may differ for the reasons described herein and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, May 5, 2011, during which members of our senior management team will be making a brief presentation focusing on third quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 49067366. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, May 5, 2011 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI provides professional services and IT solutions needed to prevail in the areas of defense, intelligence, homeland security, and IT modernization and government transformation. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR solutions and services; cyber solutions; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. CACI is a member of the Fortune 1000 Largest Companies and the Russell 2000 index. CACI provides dynamic careers for approximately 13,700 employees working in over 120 offices in the U.S. and internationally. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from prolonged weakness; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; valuation of contingent consideration in connection with business combinations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism, or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other government entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

(Financial Tables follow)

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	3/31/2011	3/31/2010	% Change	3/31/2011	3/31/2010	% Change
Revenue	$913,369	$784,169	16.5%	$2,614,618	$2,300,414	13.7%
Costs of revenue
Direct costs	645,404	551,191	17.1%	1,843,410	1,604,848	14.9%
Indirect costs and selling expenses	191,403	171,451	11.6%	555,972	515,849	7.8%
Depreciation and amortization	14,777	14,205	4.0%	41,919	38,906	7.7%
Total costs of revenue	851,584	736,847	15.6%	2,441,301	2,159,603	13.0%
Operating income	61,785	47,322	30.6%	173,317	140,811	23.1%
Interest expense and other, net	5,674	6,488	-12.5%	17,498	20,874	-16.2%
Income before income taxes	56,111	40,834	37.4%	155,819	119,937	29.9%
Income taxes	19,397	14,055	38.0%	56,781	42,973	32.1%
Net income before noncontrolling interest in earnings of joint venture	36,714	26,779	37.1%	99,038	76,964	28.7%
Noncontrolling interest in earnings of joint venture	(287)	(71)		(721)	(349)

Net income attributable to CACI	$36,427	$26,708	36.4%	$98,317	$76,615	28.3%

Basic earnings per share	$1.20	$0.89	35.5%	$3.24	$2.55	27.4%
Diluted earnings per share	$1.16	$0.87	33.5%	$3.16	$2.51	26.1%

Weighted average shares used in per share computations:
Basic	30,373	30,171		30,321	30,104
Diluted	31,300	30,641		31,102	30,561

Statement of Operations Data (Unaudited)
	Quarter Ended			Nine Months Ended
	3/31/2011	3/31/2010	% Change	3/31/2011	3/31/2010	% Change
Operating income margin	6.8%	6.0%		6.6%	6.1%
Tax rate	34.7%	34.5%		36.6%	35.9%
Net income margin	4.0%	3.4%		3.8%	3.3%

EBITDA**	$76,709	$61,456	24.8%	$215,702	$179,368	20.3%
EBITDA Margin	8.4%	7.8%		8.2%	7.8%

Adjusted net income**	$50,287	$40,432	24.4%	$138,193	$116,992	18.1%
Diluted adjusted earnings per share	$1.61	$1.32	21.8%	$4.44	$3.83	16.1%

**See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 10.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	3/31/2011	6/30/2010
ASSETS:
Current assets
Cash and cash equivalents	$98,348	$254,543
Accounts receivable, net	573,112	531,033
Prepaid expenses and other current assets	55,935	55,170
Total current assets	727,395	840,746

Goodwill and intangible assets, net	1,383,614	1,270,159
Property and equipment, net	60,549	58,666
Other long-term assets	98,855	75,195
Total assets	$2,270,413	$2,244,766

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$7,500	$278,653
Accounts payable	101,081	98,421
Accrued compensation and benefits	166,701	152,790
Other accrued expenses and current liabilities	167,909	128,559
Total current liabilities	443,191	658,423

Long-term debt, net of current portion	401,435	252,451
Other long-term liabilities	165,088	160,737
Total liabilities	1,009,714	1,071,611

Shareholders' equity	1,260,699	1,173,155
Total liabilities and shareholders' equity	$2,270,413	$2,244,766

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine Months Ended
	3/31/2011	3/31/2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before noncontrolling interest in earnings of joint venture	$99,038	$76,964
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	41,919	38,906
Non-cash interest expense	8,359	7,811
Amortization of deferred financing costs	2,274	1,819
Stock-based compensation expense	13,109	17,950
Provision (benefit) for deferred income taxes	7,805	(2,076)
Changes in operating assets and liabilities
Accounts receivable, net	(24,787)	(41,737)
Prepaid expenses and other assets	(15,314)	(11,517)
Accounts payable and accrued expenses	5,615	19,672
Accrued compensation and benefits	6,392	4,888
Income taxes receivable and payable	(9,079)	(2,245)
Other liabilities	11,508	12,512
Net cash provided by operating activities	146,839	122,947

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,170)	(20,519)
Purchases of businesses, net of cash acquired	(129,621)	(88,059)
Investment in unconsolidated joint venture, net	(5,451)	-
Other	749	945
Net cash used in investing activities	(143,493)	(107,633)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(136,550)	(52,857)
Proceeds from employee stock purchase plans	3,264	3,658
Proceeds from exercise of stock options	18,136	5,455
Purchase of common stock	(47,040)	(2,610)
Other	1,291	(56)
Net cash used in financing activities	(160,899)	(46,410)
Effect of exchange rate changes on cash and cash equivalents	1,358	(2,645)
Net decrease in cash and cash equivalents	(156,195)	(33,741)
Cash and cash equivalents, beginning of period	254,543	208,488
Cash and cash equivalents, end of period	$98,348	$174,747

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2011		3/31/2010		$Change	% Change
Department of Defense	$735,639	80.5%	$611,884	78.0%	$123,755	20.2%
Federal Civilian Agencies	129,349	14.2%	130,661	16.7%	(1,312)	-1.0%
Commercial	44,917	4.9%	37,867	4.8%	7,050	18.6%
State and Local Governments	3,464	0.4%	3,757	0.5%	(293)	-7.8%
Total	$913,369	100.0%	$784,169	100.0%	$129,200	16.5%

	Nine Months Ended
(dollars in thousands)	3/31/2011		3/31/2010		$Change	% Change
Department of Defense	$2,078,870	79.5%	$1,786,846	77.7%	$292,024	16.3%
Federal Civilian Agencies	399,251	15.3%	393,408	17.1%	5,843	1.5%
Commercial	126,179	4.8%	107,087	4.6%	19,092	17.8%
State and Local Governments	10,318	0.4%	13,073	0.6%	(2,755)	-21.1%
Total	$2,614,618	100.0%	$2,300,414	100.0%	$314,204	13.7%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2011		3/31/2010		$Change	% Change
Time and materials	$346,142	37.9%	$363,997	46.4%	$(17,855)	-4.9%
Cost reimbursable	338,383	37.0%	259,235	33.1%	79,148	30.5%
Fixed price	228,844	25.1%	160,937	20.5%	67,907	42.2%
Total	$913,369	100.0%	$784,169	100.0%	$129,200	16.5%

	Nine Months Ended
(dollars in thousands)	3/31/2011		3/31/2010		$Change	% Change
Time and materials	$1,082,635	41.4%	$1,083,328	47.1%	$(693)	-0.1%
Cost reimbursable	889,386	34.0%	748,240	32.5%	141,146	18.9%
Fixed price	642,597	24.6%	468,846	20.4%	173,751	37.1%
Total	$2,614,618	100.0%	$2,300,414	100.0%	$314,204	13.7%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2011		3/31/2010		$Change	% Change
Prime	$798,428	87.4%	$671,593	85.6%	$126,835	18.9%
Subcontractor	114,941	12.6%	112,576	14.4%	2,365	2.1%
Total	$913,369	100.0%	$784,169	100.0%	$129,200	16.5%

	Nine Months Ended
(dollars in thousands)	3/31/2011		3/31/2010		$Change	% Change
Prime	$2,262,517	86.5%	$1,955,928	85.0%	$306,589	15.7%
Subcontractor	352,101	13.5%	344,486	15.0%	7,615	2.2%
Total	$2,614,618	100.0%	$2,300,414	100.0%	$314,204	13.7%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2011	3/31/2010	$Change	% Change
Contract Funding Orders	$749,103	$886,050	$(136,947)	-15.5%
	Nine Months Ended
(dollars in thousands)	3/31/2011	3/31/2010	$Change	% Change
Contract Funding Orders	$2,721,388	$2,526,833	$194,555	7.7%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2011		3/31/2010		$Change	% Change
Direct labor	$233,257	36.1%	$206,079	37.4%	$27,178	13.2%
Other direct costs	412,147	63.9%	345,112	62.6%	67,035	19.4%
Total direct costs	$645,404	100.0%	$551,191	100.0%	$94,213	17.1%

	Nine Months Ended
(dollars in thousands)	3/31/2011		3/31/2010		$Change	% Change
Direct labor	$656,149	35.6%	$598,883	37.3%	$57,266	9.6%
Other direct costs	1,187,261	64.4%	1,005,965	62.7%	181,296	18.0%
Total direct costs	$1,843,410	100.0%	$1,604,848	100.0%	$238,562	14.9%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	3/31/2011	3/31/2010	% Change	3/31/2011	3/31/2010	% Change
Revenue, as reported	$913,369	$784,169	16.5%	$3,463,335	$3,029,315	14.3%
Less:
Acquired revenue	17,014			62,993
Organic revenue	$896,355	$784,169	14.3%	$3,400,342	$3,029,315	12.2%

Selected Financial Data (Continued)
Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. EBITDA is defined by us as GAAP net income attributable to CACI plus net interest expense, income taxes, and depreciation and amortization. EBITDA margin is EBITDA divided by revenue. Adjusted Net Income is defined by us as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, amortization of financing costs, and non-cash interest expense net of related tax effects. Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported. EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2011	3/31/2010	% Change	3/31/2011	3/31/2010	% Change
Net income attributable to CACI	$36,427	$26,708	36.4%	$98,317	$76,615	28.3%
Plus:
Income taxes	19,397	14,055	38.0%	56,781	42,973	32.1%
Interest income and expense, net	6,108	6,488	-5.9%	18,685	20,874	-10.5%
Depreciation and amortization	14,777	14,205	4.0%	41,919	38,906	7.7%
EBITDA	$76,709	$61,456	24.8%	$215,702	$179,368	20.3%

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2011	3/31/2010	% Change	3/31/2011	3/31/2010	% Change
Revenue, as reported	$913,369	$784,169	16.5%	$2,614,618	$2,300,414	13.7%
EBITDA	$76,709	$61,456	24.8%	$215,702	$179,368	20.3%
EBITDA margin	8.4%	7.8%		8.2%	7.8%

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2011	3/31/2010	% Change	3/31/2011	3/31/2010	% Change
Net income attributable to CACI	$36,427	$26,708	36.4%	$98,317	$76,615	28.3%
Plus:
Stock-based compensation	4,696	5,205	-9.8%	13,109	17,950	-27.0%
Depreciation and amortization	14,777	14,205	4.0%	41,919	38,906	7.7%
Amortization of financing costs	512	537	-4.7%	2,274	1,819	25.0%
Non-cash interest expense	2,837	2,651	7.0%	8,359	7,811	7.0%
Less:
Related tax effect	(8,962)	(8,874)	1.0%	(25,785)	(26,109)	-1.2%
Adjusted net income	$50,287	$40,432	24.4%	$138,193	$116,992	18.1%

	Quarter Ended			Nine Months Ended
(shares in thousands)	3/31/2011	3/31/2010	% Change	3/31/2011	3/31/2010	% Change
Diluted weighted average shares, as reported	31,300	30,641		31,102	30,561
Diluted earnings per share	$1.16	$0.87	33.5%	$3.16	$2.51	26.1%
Diluted adjusted earnings per share	$1.61	$1.32	21.8%	$4.44	$3.83	16.1%

CACI-Financial

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com